Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Kratos Defense & Security Solutions, Inc. on Form S-8 (the “Registration Statement”) of our report dated October 16, 2009 with respect to our audit of the consolidated  financial statements and related consolidated financial statement schedule of Herley Industries, Inc. as of August 2, 2009 and for the fifty-two (52) weeks ended August 2, 2009 and the fifty-three (53) weeks ended August 3, 2008, which report appears in the Current Report on Form 8-K/A of Kratos Defense & Security Solutions, Inc. dated April 11, 2011. We also consent to the incorporation by reference of said report in the Registration Statements of Kratos Defense & Security Solutions, Inc. on the following Forms S-8: File No. 333-90455, File No. 333-54818, File No. 333-71702, File No. 333-91852, File No. 333-116903, File No. 333-124957, File No. 333-127060, File No. 333-155317, File No. 333-157826, File No. 333-171257, File No. 333-167839, File No. 333-173383 and File No. 333-177494.

We were dismissed as auditors on February 17, 2010, effective immediately after the filing of Herley Industries, Inc.’s quarterly report on Form 10-Q for the quarter ended January 31, 2010, which was filed with the SEC on March 11, 2010 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such prospectus supplement for the periods after the filing of the Form 10-Q for the quarter ended January 31, 2010, which was filed with the SEC on March 11, 2010.

/s/ Marcum LLP

Marcum LLP

Melville, NY

March 7, 2012